As filed with the Securities and Exchange Commission on April 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carisma Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2025616
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3675 Market Street, Suite 200 Philadelphia, PA	19104
(Address of Principal Executive Offices)	(Zip Code)

Carisma Therapeutics Inc. Amended and Restated 2014 Stock Incentive Plan

Carisma Therapeutics Inc. 2014 Employee Stock Purchase Plan

CARISMA Therapeutics Inc. 2017 Stock Incentive Plan

(Full Title of the Plans)

Steven Kelly
President and Chief Executive Officer

Carisma Therapeutics Inc.

3675 Market Street, Suite 200

Philadelphia, PA

(Name and Address of Agent For Service)

(267) 491-6422
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 20, 2022, Carisma Therapeutics Inc. (formerly Sesen Bio, Inc.) (the “registrant”) entered into an Agreement and Plan of Merger and Reorganization (as amended by the First Amendment thereto dated as of December 29, 2022 and the Second Amendment thereto dated as of February 13, 2023, the “Merger Agreement”) with CTx Operations, Inc. (formerly CARISMA Therapeutics Inc.) (“Carisma”) and Seahawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the registrant (“Merger Sub”), pursuant to which, among other matters, Merger Sub merged with and into Carisma, with Carisma continuing as a wholly owned subsidiary of the registrant and the surviving corporation of the merger (the “Merger”). Upon the closing of the Merger, the registrant changed its name from “Sesen Bio, Inc.” to “Carisma Therapeutics Inc.”

On March 2, 2023, at a special meeting of the stockholders, the stockholders of the registrant approved (i) a 1-for-20 reverse stock split of the registrant’s Common Stock (as defined below) (the “Reverse Stock Split”), (ii) an increase to the number of shares reserved for issuance under the Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”) of 5,586,568 shares of Common Stock, and (iii) an increase to the number of shares reserved for issuance under the 2014 Employee Stock Purchase Plan (the “ESPP”) of 278,432 shares of Common Stock.

At the effective time of the Merger and in accordance with the Merger Agreement, the registrant assumed the CARISMA Therapeutics Inc. 2017 Stock Incentive Plan (the “Carisma 2017 Plan”) and each Carisma option outstanding thereunder in accordance with the terms of the Carisma 2017 Plan and the terms of the nonstatutory stock option agreement or incentive stock option agreement by which such Carisma option is evidenced.

This registration statement registers (i) 5,586,568 additional shares of common stock of the registrant, par value $0.001 per share (the “Common Stock”), reserved and available for future issuance under the 2014 Plan, (ii) 278,432 additional shares of Common Stock reserved and available for future issuance under the ESPP, and (iii) 3,424,522 shares of Common Stock, issuable with respect to Carisma options assumed by the registrant pursuant to the Merger Agreement. All applicable share amounts reflect the Reverse Stock Split.

The additional shares reserved and available for future issuance under the 2014 Plan and the ESPP are of the same class as other securities relating to the 2014 Plan and ESPP for which the registrant’s registration statements filed on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2021 (File No. 333-255941), November 14, 2019 (File No. 333-234697), May 21, 2019 (File No. 333-231644), May 16, 2018, as amended on August 10, 2018 (File No. 333-224959), May 5, 2017 (File No. 333-217686), March 31, 2016 (File No. 333-210523), March 12, 2015 (File No. 333-202677) and April 9, 2014 (File No. 333-195170) are effective. The information contained in the registrant’s foregoing registration statements on Form S-8 is hereby incorporated by reference pursuant to General Instruction E.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The information required by Item 1 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.   Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)	The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s restated certificate of incorporation provides that no director shall be personally liable to the registrant or the registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s restated certificate of incorporation provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he or she is or was, or has agreed to become, the registrant’s director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s restated certificate of incorporation also provides that the registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the registrant to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the registrant’s director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the registrant has entered into indemnification agreements with all of the registrant’s executive officers and directors. In general, these agreements provide that the registrant will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of the registrant or in connection with his or her service at the registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

The registrant maintains a general liability insurance policy that covers certain liabilities of the registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Restated Certificate of Incorporation of Carisma Therapeutics Inc., dated March 7, 2023 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-36296) filed with the Securities and Exchange Commission on March 8, 2023).

4.2	Amended and Restated By-Laws of Carisma Therapeutics Inc., dated March 7, 2023 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (File No. 001-36296) filed with the Securities and Exchange Commission on March 8, 2023).

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the registrant.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1*	Power of attorney (included on the signature pages of this registration statement).

99.1	CARISMA Therapeutics Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K (File No. 001-36296) filed with the Securities and Exchange Commission on March 8, 2023).

99.2	Carisma Therapeutics Inc. Amended and Restated 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the registrant’s Current Report on Form 8-K (File No. 001-36296) filed with the Securities and Exchange Commission on March 8, 2023).

99.3	Carisma Therapeutics Inc. 2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.16 to the registrant’s Current Report on Form 8-K (File No. 001-36296) filed with the Securities and Exchange Commission on March 8, 2023).

107*	Filing Fee Table.

*	Filed herewith

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on this 4th day of April, 2023.

CARISMA THERAPEUTICS INC.

By:	/s/ Steven Kelly
Steven Kelly
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Carisma Therapeutics Inc., hereby severally constitute and appoint Steven Kelly, Richard Morris and Thomas Wilton, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Carisma Therapeutics Inc., to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Kelly Steven Kelly	President, Chief Executive Officer, Director (Principal Executive Officer)	April 4, 2023
/s/ Richard Morris Richard Morris	Chief Financial Officer (Principal Financial and Accounting Officer)	April 4, 2023
/s/ Sanford Zweifach Sanford Zweifach	Director and Chair of the Board	April 4, 2023
/s/ Regina Hodits, Ph.D. Regina Hodits, Ph.D.	Director	April 4, 2023
/s/ Briggs Morrison, M.D. Briggs Morrison, M.D.	Director	April 4, 2023
/s/ Björn Odlander, M.D. Björn Odlander, M.D.	Director	April 4, 2023
/s/ Michael Torok Michael Torok	Director	April 4, 2023
/s/ Chidozie Ugwumba Chidozie Ugwumba	Director	April 4, 2023